Exhibit 99.1

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about

Behringer Harvard and its real estate

programs, please contact us at

866.655.3650.

Commentary & Highlights

Fund

•                  This Fund, which consists of 37 properties totaling more than 12 million square feet of rentable space, reported an occupancy rate of 94 percent at the end of the third quarter.

•                  Subsequent to the quarter end, we announced the purchase of four office properties located in the central business district of

Chicago. This portfolio was purchased for approximately $832.5 million and consists of the following: One Financial Place, a trophy office property that offers approximately 1 million square feet of rentable space in a 39-story tower, which houses tenants including the Chicago Stock Exchange, Goldman Sachs, and Morgan Stanley; the 10 & 120 South Riverside Plaza complex, which is comprised of twin 21-story, high-rise office buildings with approximately 1.4 million square feet of office and retail space with tenants including CDW Corporation, Zurich American Insurance Company, and DRW Investments; and 200 South Wacker Drive, a premier 40-story office tower that encompasses approximately 750,000 rentable square feet and has tenants such as Boston Consulting Group, Orbitz.com, and B. C. Ziegler. These acquisitions bring our total Chicago rentable square feet to nearly 4.5 million.

•                  In August, we entered into a definitive agreement to acquire the Canadian publicly traded IPC U.S. REIT and its portfolio of 35 office properties, all of which are located in the United States. We continue to make progress towards the closing of this acquisition with IPC U.S. REIT’s announcement on October 16 that its unitholders approved the transaction.

Financial Statements

•                  Our wholly-owned properties generated rental revenues of approximately $70.7 million during the third quarter of 2007, as compared to nearly $47.9 million during the same period in 2006. The increase in rental revenue is primarily due to our increased number of wholly-owned real estate properties.

•                  Our managers collected over 99 percent of rent due in the third quarter, across assets in more than 15 metro markets.

•                  The third quarter of 2007 produced FFO of approximately $28.2 million, as compared to nearly $16.4 million in the third quarter of 2006, an increase of 72 percent.

•                  Net operating income (NOI) of approximately $42.2 million was generated during the third quarter of 2007, as compared to almost $29.1 million the same quarter one year ago. This increase was largely due to the increase in property acquisitions, the stability of the portfolio, and relatively high occupancy levels.

Market Conditions

•                  The Wall Street Journal reported that the September default rate of commercial mortgage backed securities is about 0.4 percent, which is lower than the historical default rate of approximately 1.0 percent. This September figure is in stark contrast to the default rate of subprime loans for residential home mortgages, which sits at approximately 20 percent.

•                  CoStar reported a continued increase in the U.S. office market rental rates. Average rental rates at the end of the third quarter were $23.81 per square foot, a 1.9 percent increase over the second quarter of 2007. During the third quarter one year ago, office market average rental rates were $22.62 per square foot.

•                  At the end of the third quarter, the U.S. office market had an occupancy rate of 87 percent as reported by Grubb & Ellis Research. The national office occupancy rate remained unchanged from the previous quarter and increased from 86.1 percent from the same quarter one year ago.

BEHRINGER HARVARD REIT I , INC. (Unaudited)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	Sep. 30, 2007	Dec. 31, 2006

Assets

Real estate

Land	$279,038	$269,968

Buildings, net	1,624,826	1,637,738

Real estate under development	144	—

Total real estate	1,904,008	1,907,706

Cash and cash equivalents	697,225	124,948

Restricted cash	77,746	103,343

Accounts receivable, net	33,744	21,205

Receivables from related parties	1,282	71

Prepaid expenses and other assets	3,623	4,014

Escrow deposits and pre-acquisition costs	36,360	125

Investments in tenant-in-common interests	147,860	145,621

Deferred financing fees, net	16,368	17,912

Notes receivable	12,301	3,013

Lease intangibles, net	327,501	367,014

Total assets	$3,258,018	$2,694,972

Liabilities and stockholders’ equity

Liabilities

Mortgages payable	$1,611,038	$1,609,702

Accounts payable	1,202	2,390

Payables to related parties	1,692	2,080

Acquired below-market leases, net	87,850	98,812

Distributions payable	10,036	7,096

Accrued liabilities	72,538	53,683

Subscriptions for common stock	1,223	3,216

Other liabilities	1,315	479

Total liabilities	1,786,894	1,777,458

Commitments and contingencies

Minority interest	2,850	3,072

Stockholders’ equity

Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—

Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 outstanding	—	—

Common stock, $.0001 par value per share; 382,499,000 shares authorized, 195,527,948 and 121,884,470 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	20	12

Additional paid-in capital	1,748,258	1,085,806

Cumulative distributions and net loss	(280,004)	(171,376)

Total stockholders’ equity	1,468,274	914,442

Total liabilities and stockholders’ equity	$3,258,018	$2,694,972

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 mos. ended	9 mos. ended
(in thousands)	Sep. 30, 2007	Sep. 30, 2006

Cash flows from operating activities

Net loss	$(26,021)	$(11,999)

Adjustments to reconcile net loss to net cash flows provided by operating activities:

Depreciation and amortization	92,402	44,213

Amortization of deferred financing fees	1,590	831

Amortization of deferred financing income	(125)	—

Interest income capitalized to notes receivable	(377)	—

Equity in earnings of investments in tenant-in-common interests	(4,072)	(3,448)

Distributions from investments in tenant-in-common interests	4,072	3,448

Change in accounts receivable	(10,894)	(10,367)

Change in prepaid expenses and other assets	(1,143)	859

Addition of lease intangibles	(8,955)	(861)

Change in accounts payable	(1,188)	813

Change in accrued liabilities	14,604	9,840

Change in payables to related parties	(1,985)	(15)

Cash provided by operating activities	57,908	33,314

Cash flows from investing activities

Purchases of tenant-in-common interests	(2,993)	(32,240)

Return of investments in tenant-in-common interests	4,028	4,350

Purchases of real estate	(25,112)	(740,920)

Escrow deposits and pre-acquisition costs on real estate to be acquired	(36,235)	(14,664)

Additions of property and equipment	(28,685)	(3,276)

Capital expenditures for property under development	(144)	—

Notes receivable advances	(23,000)	(3,000)

Proceeds from notes receivable	14,089	—

Change in restricted cash	23,604	(47,714)

Cash used in investing activities	(74,448)	(837,464)

Cash flows from financing activities

Financing costs	(46)	(7,438)

Proceeds from mortgages payable	—	550,027

Payments on mortgages payable	(1,938)	(413)

Payments on capital lease obligations	(10)	—

Loan deposits on real estate to be acquired	—	(1,124)

Issuance of convertible stock	—	1

Issuance of common stock	708,964	313,771

Redemptions of common stock	(5,936)	(1,801)

Offering costs	(72,425)	(34,454)

Distributions	(39,953)	(20,806)

Distributions to minority interest holders	(225)	(227)

Change in subscriptions for common stock	(1,993)	(491)

Change in subscription cash received	1,993	491

Change in payables to related parties	386	(643)

Cash provided by financing activities	588,817	796,893

Net change in cash and cash equivalents	572,277	(7,257)

Cash and cash equivalents at beginning of period	124,948	128,742

Cash and cash equivalents at end of period	$697,225	$121,485

BEHRINGER HARVARD REIT I , INC. (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
(in thousands, except share and per share amounts)	Sep. 30, 2007	Sep. 30, 2006	Sep. 30, 2007	Sep. 30, 2006

Rental revenue	$70,748	$47,856	$213,026	$102,308

Expenses

Property operating expenses	16,530	9,752	48,659	20,610

Interest expense	23,103	15,330	68,504	31,128

Real estate taxes	9,995	7,612	30,101	14,451

Property management fees	2,026	1,415	6,183	3,261

Asset management fees	2,336	1,203	8,952	2,333

General and administrative	784	452	1,831	1,109

Depreciation and amortization	32,161	22,534	96,890	47,722

Total expenses	86,935	58,298	261,120	120,614

Interest income	8,856	928	18,399	2,859

Equity in earnings of investments in tenant-in-common interests	1,291	1,139	4,072	3,448

Net loss before income taxes	(6,040)	(8,375)	(25,623)	(11,999)

Provision for income taxes	93	—	398	—

Net loss	$(6,133)	$(8,375)	$(26,021)	$(11,999)

Basic and diluted weighted average shares outstanding	188,347,364	93,958,887	161,692,741	82,498,620

Basic and diluted loss per share	$(0.03)	$(0.09)	$(0.16)	$(0.15)

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS

Net loss	$(6,133)	$(8,375)	$(26,021)	$(11,999)

Real estate depreciation(1)	19,059	11,687	55,761	25,876

Real estate amortization(1)	15,271	13,075	47,571	28,227

Funds from operations (FFO)(2)	$28,197	$16,387	$77,311	$42,104

(1)

This represents our proportional share of depreciation and amortization expense of the properties we wholly own and those in which we own tenant-in-common interests. The expenses of these tenant-in-common interests are reflected in our equity in earnings of investments in tenant-in-common interests.

(2)

FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of September 30, 2007, and December 31, 2006, and our unaudited consolidated results of operations and cash flows for the periods ended September 30, 2007, and September 30, 2006. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard REIT I, Inc. (which may be referred to as the “Fund,” the “Company,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

BEHRINGER HARVARD REIT I , INC. (Unaudited)

NET OPERATING INCOME (NOI)

	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
(in thousands)	Sep. 30, 2007	Sep. 30, 2006	Sep. 30, 2007	Sep. 30, 2006

Rental revenue	$70,748	$47,856	$213,026	$102,308

Expenses

Property operating expenses	16,530	9,752	48,659	20,610

Real estate taxes	9,995	7,612	30,101	14,451

Property management fees	2,026	1,415	6,183	3,261

Total operating expenses	28,551	18,779	84,943	38,322

Net operating income	$42,197	$29,077	$128,083	$63,986

RECONCILIATION OF NOI TO NET LOSS

Net operating income	$42,197	$29,077	$128,083	$63,986

Less: Depreciation & amortization	(32,161)	(22,534)	(96,890)	(47,722)

General & administrative expenses	(784)	(452)	(1,831)	(1,109)

Interest expense	(23,103)	(15,330)	(68,504)	(31,128)

Asset management fees	(2,336)	(1,203)	(8,952)	(2,333)

Income tax	(93)	—	(398)	—

Add: Interest income	8,856	928	18,399	2,859

Equity in earnings of investments in tenent-in-common interests	1,291	1,139	4,072	3,448

Net loss	$(6,133)	$(8,375)	$(26,021)	$(11,999)

Net operating income (NOI), a non-GAAP financial measure, is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, equity investments in TIC interests, income taxes, and the sale of assets. Management believes that NOI provides the investor with an accurate measure of the Company’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net income has been provided.

Published 12/07 • IN
© 2007 Behringer Harvard	202300